Exhibit 10.13

John R. Suchecki

[***]

[***]

Re:	Employment with Solera

Dear John:

We are very excited about the opportunity to offer you a position with Solera on the terms set forth in this agreement (this “Employment Agreement”) and to work with you to capitalize on the many attractive opportunities for growth and value creation we see in the business. Subject to your acceptance of the terms of this Employment Agreement, your start date will be June 23, 2020, or such other date mutually agreed by you and the Company (the “Start Date”).

1. Upon the Start Date, you will serve as the Chief Information Officer of Solera Global Solera Holdings, Inc., a Delaware corporation (the “Company”). You will report to the Chief Executive Officer of Solera. In this capacity, you will have the authority, responsibilities and duties consistent with such positions.

2. Your starting base salary will be $375,000 per year (pro-rated for any partial years), less deductions and withholdings required by law or authorized by you, which shall represent an aggregate base salary for all services provided to Solera Global Holding Corp., (“Parent”), the Company and their respective affiliates (as increased, the “Base Salary”). Your Base Salary will be subject to review annually for increase (but not decrease, unless such decrease is by no more than ten percent (10%) of the highest Base Salary you have been entitled to receive during your employment with the Company and part of a proportionate reduction for all members of the Company’s executive management team) and will be paid by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time. You will have an annual bonus opportunity with a target of forty percent (40%) of your Base Salary (the “Bonus”). In addition, you will have an opportunity to earn an annual stretch bonus with a target of twenty percent (20%) of your Base Salary. Any such Bonus(es) will be based on the Board’s good faith determination as to your achievement of a combination of annual financial goals and operational objectives, which may include, but are not limited to, management by objectives (“MBOs”).

The bonus formulas, MBOs, performance thresholds and all other elements of your bonus opportunities shall be established by the Board in its good faith discretion, and communicated in writing (including by e-mail) to you from time to time. Any bonus earned for a fiscal year (currently April 1 to March 31) shall be paid within thirty (30) days after the Board has received, reviewed and approved the applicable fiscal year’s final audited financial statements but in no case later than December 31 of the calendar year in which the fiscal year ends, subject, in each case, except as otherwise provided herein, to your continued employment on the applicable payment date.

3. You also will be eligible to participate in regular health, dental and vision insurance plans, paid time off and other employee benefit plans established by the Company applicable to executive-level employees from time to time, so long as they remain generally available to the Company’s executive-level employees.

4. Your principal place of employment shall be working remotely from your home. You understand that Solera is a global company, and agree that your duties as Chief Information Officer will involve extensive domestic and international travel including, without limitation, travel for meetings with employees and current and prospective customers, clients, and business partners. You shall be reimbursed for such travel in accordance with Company policy as in effect from time to time.

5. Upon or promptly following the Start Date, you will be eligible to receive options to purchase 16,000 shares of Common Stock (the “Stock Options”) of Parent. Such Stock Options will be subject to the terms (including the vesting and exercisability terms) as set forth in the Solera Global Holding Corp. 2016 Stock Option Plan (the “Stock Option Plan”) and the Stock Option Agreement attached as Exhibit A, to which you will be a party (the “Stock Option Agreement”). The grant of such Stock Options is subject to Board approval and the execution of the Stock Option Agreement. Further details on the Stock Options and any specific grant of Stock Options to you will be provided upon approval of such grant by the Board.

6. You must complete the following as a condition of your employment:

• In consideration of and as a condition of employment, you must carefully consider and sign the Company’s Restrictive Covenants Agreement (attached to this Employment Agreement as Exhibit B). Because the Company and its affiliates are engaged in a continuous program of research, development, production and marketing in connection with their business, we wish to reiterate that it is critical for the Company and its affiliates to preserve and protect its proprietary information and its rights in inventions.

• So that the Company has proper records of inventions that may belong to you, we ask that you also complete Schedule 1 attached to Exhibit B.

• You and the Company mutually agree that any disputes that may arise regarding your employment will be submitted to binding arbitration by the American Arbitration Association. As a condition of your employment, you will need to carefully consider and voluntarily agree to the arbitration provisions set forth in Section 14 of Exhibit B.

7. We also wish to remind you that, as a condition of your employment, you are expected to abide by the Parent’s, the Company’s, and their direct and indirect subsidiaries’ policies and procedures, which policies and procedures may be amended from time to time, at the Company’s sole discretion and employees will be notified of any amendments to such policies and procedures.

8. Your employment with the Company is at will. The Company may terminate your employment at any time with or without notice, and for any reason or no reason, with or without cause. Notwithstanding any provision to the contrary contained in Exhibit B, you agree that your termination of your employment with the Company at any time and for any reason or no reason shall be effected by giving notice in writing to the Company of not less than four (4) weeks (“Notice Period”), unless otherwise agreed to in writing by you and the Company or provided for a Good Reason termination. In the event of such notice, the Company reserves the right, in its discretion, to give immediate effect to your resignation in lieu of requiring or allowing you to continue work throughout the Notice Period; provided that the Company pays your Base Salary in lieu of the Notice Period. You shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination. The Company may, during the Notice Period, relieve you of all of your duties and prohibit you from entering the Company’s offices.

9. If the Company terminates your employment without “Cause” (excluding terminations for death or Disability) or you voluntarily terminate your employment for a “Good Reason”, you will be entitled to receive a monthly severance payment for six (6) months in an amount equal to your monthly Base Salary, and subject to the sole discretion of the Board, a prorated portion of any bonus that may have been earned by you during the fiscal year in which such termination occurs, based on actual performance and paid when bonuses are otherwise paid for such fiscal year, in each case, less deductions and withholdings required by law or authorized by you (the “Severance Pay”). You will also receive any unpaid base salary, any unreimbursed expenses due in accordance with Company policy, any amounts due under the Stock Option Plan, Stock Option Agreement, or any employee benefit or equity plan when otherwise would be paid and any unpaid bonus due for the prior fiscal year when bonuses for such year are generally paid (such bonus amount, the “Prior Year Bonus”) (such amounts, collectively, the “Accrued Amounts”). For purposes of this section, “Cause,” “Disability” and “Good Reason” have the meanings set forth in Exhibit C attached hereto. The Company will not be required to pay the Severance Pay unless (a) you execute and deliver to the Company an agreement (“Release Agreement”) substantially in the form attached hereto as Exhibit D, which form may be revised as necessary to comply with applicable laws in effect at the time of such termination, (b) such Release Agreement is executed and delivered (and no longer subject to revocation, if applicable) within the period set forth in the Release Agreement, and (c) you have not materially breached the provisions of Sections 4 through 10 of Exhibit B (provided, that any breach of the provisions of Sections 8 and 9 shall be deemed material, and, if you, on behalf of yourself or any other person, business or entity, hire a Company employee during the Restricted Period (as defined in Exhibit B) then you shall be deemed to have materially breached Section 10 of Exhibit B. If the Release Agreement is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the Severance Pay shall be paid in accordance with the Company’s general payroll practices at the time of termination and commencing on the first regularly scheduled pay date following the sixtieth (60th) day following your termination of employment. The first payment of Severance Pay shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Employment Agreement had such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein. For the avoidance of doubt, if your employment is terminated for any reason other than by the Company without Cause (excluding terminations for death or Disability) or by you voluntarily for a Good Reason, you shall not be entitled to the Severance Pay, but shall be entitled to the Accrued Amounts other than the Prior Year Bonus. On a termination for death or Disability, you shall be entitled to the Accrued Amounts.

10. While we look forward to a long and profitable relationship, you will be an at-will employee of the Company as described in Section 8 of this Employment Agreement and Section 3 of Exhibit B. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this Employment Agreement) are, and should be regarded by you, as ineffective. Further, your participation in any benefit program or other Company program, if any, is not to be regarded as assuring you of continuing employment for any particular period of time.

11. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation establishing your identity and demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

12. It should also be understood that all offers of employment are conditioned on the Company’s completion of a satisfactory background check, including a drug screening process. The Company reserves the right to perform background checks during the term of your employment, subject to compliance with applicable laws. You will be required to execute online forms authorizing such a background check.

13. This Employment Agreement along with its Exhibits and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Employment Agreement (this “Entire Agreement”), and supersede all prior understandings and agreements, including but not limited to severance, employment or similar agreements, restrictive covenants, post-employment restrictions, and dispute resolution, whether oral or written, between or among you and Parent, the Company, Vista Equity Partners or their respective predecessors with respect to the specific subject matter hereof. All definitions in this Employment Agreement and in the attached Exhibit B, processes for interpreting same, and the covenants in Sections 8, 9, and 10 of Exhibit B, are the only applicable definitions, interpretation processes, or covenants with respect to the matters addressed in this Entire Agreement, and apply in lieu of any such definitions or covenants in any agreement between Employee and the Company or any affiliate, including Exhibits A and D attached to this Employment Agreement. This Employment Agreement may not be assigned by a party without the prior written consent of the other; provided, that certain covenants in Exhibit B shall be assignable, as described therein. Except as provided in Exhibit B, this Employment Agreement shall bind and inure to the benefit of the parties hereto and their successors and permitted assigns.

14. You shall be indemnified and held harmless to the fullest extent permitted by the organizational documents of the Company. In addition, you shall be covered by directors and officers liability insurance coverage to the same extent as other officers and directors. The Company’s indemnification and insurance obligations described herein shall survive any termination of your employment and not be waived by any release of claims pertaining to your employment or separation from employment.

15. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable or benefits provided hereunder any amounts required to be withheld in respect of federal, state or local taxes.

16. The intent of the parties is that payments and benefits under this Employment Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Employment Agreement shall be interpreted to be in compliance therewith. You recognize that the Code imposes on you, rather than the Company, responsibility for any additional tax, interest or penalty that may be imposed by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Employment Agreement providing for the payment of any amounts or benefits constituting nonqualified deferred compensation upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Employment Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the first business day immediately following the expiration of the six (6) month period measured from the date of such “separation from service”, and (B) the date of your death, to the extent required under Code Section 409A. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Employment Agreement shall be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this Employment Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (a) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (b) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Any tax gross up shall be paid prior to the last day of the calendar year next following the calendar year in which the tax is paid. Notwithstanding any other provision of this Employment Agreement to the contrary, in no event shall any payment under this Employment Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

17. Except as otherwise specified, this Entire Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

18. This Employment Agreement and each attached Exhibit may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same legally recognized instrument.

19. You and the Company agree that if any particular paragraphs, subparagraphs, phrases, words, or other portions of this Entire Agreement are determined by an appropriate court, arbitrator, or other tribunal to be invalid or unenforceable as written, they shall be modified as necessary to comport with the reasonable intent and expectations of the parties and in favor of providing maximum reasonable protection to each party’s legitimate business interests. Such modification shall not affect the remaining provisions of this Employment Agreement and Exhibits. If such provisions cannot be modified to be made valid or enforceable, then they shall be severed from this Employment Agreement and/or Exhibits, and all remaining terms and provisions shall remain enforceable. Sections 6, 8 and 9 of Exhibit B and each restrictive covenant within them are intended to be divisible and to be interpreted and applied separately and independently.

20. Failure to fully enforce any provision of this Entire Agreement by either party shall not constitute a waiver of any term hereof by such party; no waiver shall be recognized unless expressly made in writing, and executed by the party that allegedly made such waiver.

21. The parties agree that this Entire Agreement has been reviewed by each party, each party had an opportunity to make suggestions about the provisions of the Entire Agreement, and each party had sufficient opportunity to obtain the advice of legal counsel on matters of contract interpretation, if desired. The parties agree that this Entire Agreement shall not be construed or interpreted more harshly against one party merely because one party was the original drafter of the Entire Agreement or its component parts.

22. You specifically acknowledge and agree that the direct and indirect subsidiaries, parents, owners, and affiliated companies of the Company are intended to be beneficiaries of this Entire Agreement and shall have every right to enforce the terms and provisions of this Entire Agreement in accordance with its terms. The Company specifically acknowledges and agrees that in the event of your death after you sign this Employment Agreement and any of the attached Exhibits, each such signed Employment Agreement and Exhibit, and any other agreements or plans referenced herein that remain in effect following termination of employment for compensation and benefit purposes and that relate specifically to work performed by you during your employment with the Company, shall inure to the benefit of your heirs such that any and all post-termination payments, compensation and benefits prescribed in any such vehicles, shall be made promptly to your estate as previously designated by you, or if no such designation, as prescribed by law.

23. Notices regarding this Entire Agreement, or any component thereof, shall be sent via email or to the mailing addresses of the parties as set forth in the signature block to Exhibit B.

If you decide to accept the terms of this Employment Agreement, and I hope you will, please signify your acceptance of these conditions of employment by signing and dating the enclosed copy of this Employment Agreement and its Exhibit B and returning them to me, not later than July 3, 2020. Should you have anything that you wish to discuss, please do not hesitate to contact David Babin at [***].

Very truly yours,

/s/ David Babin
Name: David Babin
Title: General Counsel & Secretary

I have read and understood this letter and the attached Exhibits and hereby acknowledge, accept and agree to the terms set forth therein.

/s/ John Sucheki	Date signed: 06/24/2020
Signature
Name: John Sucheki